FOR IMMEDIATE RELEASE

Investor Relations:
Eric Miller
Intersections Inc.
Tel: 703-488-6100
ir@intersections.com

Intersections Inc. Announces Repurchase of Shares From CCP Equity Partners

CHANTILLY, VA, March 31, 2011 -- Intersections Inc. (NASDAQ: INTX), a leading provider of consumer and corporate identity risk management services which has served 32 million consumers, announced today that it repurchased all shares in the Company owned by investment funds affiliated with CCP Equity Partners.

Under the terms of the transaction, Intersections purchased all 1,742,463 shares of its common stock owned by CCP, which represent approximately 9.7% of the outstanding shares of Intersections. The aggregate purchase price was approximately $19.6 million, based on the negotiated purchase price of $11.25 per share.

Intersections funded the repurchase with available capacity under its existing Credit Agreement with Bank of America, N.A.

Michael Stanfield, Intersections Chairman and CEO commented, “This purchase underscores our confidence in the future of Intersections, and we believe it constitutes a very productive use of our debt capacity.   CCP has been a long time and valued investor in Intersections and we have benefited greatly from their strategic and operating advice over the years.”

The stock repurchase transaction was made pursuant to the previously announced program under which the Board of Directors of Intersections had authorized the repurchase of up to $30 million of the Company’s common stock.  The repurchases may be made on the open market, in block trades, through privately negotiated transactions or otherwise, and the program may be suspended or discontinued at any time.  Following the repurchase, Intersections had approximately $445 thousand authorized for future purchases.  On March 31, 2011 the Board of Directors increased the authorization for future purchases to $20.0 million, of which approximately $10.4 million is available for purchase in the current calendar year under the terms of our Credit Agreement.

About Intersections (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services.  Eight million consumers are actively protected by Intersections' consumer and breach remediation services offered through North America's leading financial institutions, directly to consumers under its award-winning IDENTITY GUARD® brand (www.identityguard.com), and through its exclusive partnership with ITAC, the Identity Theft Assistance Center.  Since its inception in 1996, Intersections has protected 32 million consumers.

About CCP Equity Partners:

CCP Equity Partners (“CCP”) is a private equity firm providing growth capital to innovative financial services and healthcare services companies.  In partnership with proven management teams, CCP helps to shape strategy by leveraging its operating skills, deep industry experience and extensive networks to drive value and accelerate growth.  For more information, go to www.ccpequitypartners.com.